Exhibit 10.7
FIFTH AMENDMENT OF OFFICE LEASE AGREEMENT
This Fifth Amendment of Office Lease Agreement (“Fifth Amendment”) is entered into as of February 13, 2007, by and between NORTHBOROUGH PARTNERS, LP, a Delaware limited partnership (“Landlord”), and NOBLE ENERGY, INC., a Delaware corporation (“Tenant”).
WHEREAS, EOP-Northborough Tower Limited Partnership, as landlord (“Original Landlord”) and Tenant executed an Office Lease Agreement dated on or about October 23, 2002, covering space located in the building known as Northborough Tower (the “Building”) in Houston, Texas;
WHEREAS, TX-Northborough Tower Limited Partnership (“Successor Landlord”), as successor-in-interest to Original Landlord, and Tenant executed that certain First Amendment dated as of May 14, 2003, that certain Second Amendment dated as of May 27, 2003, that certain Third Amendment dated as of September 27, 2004, and that certain Fourth Amendment dated as of December 28, 2005, amending such Office Lease Agreement;
WHEREAS, such Office Lease Agreement, as so amended is herein referred to as the “Lease”;
WHEREAS, Landlord has succeeded to the interests of Original Landlord and Successor Landlord in and to the Lease;
WHEREAS, the Lease currently covers 169,912 Rentable Square Feet in the Building;
and
WHEREAS, Landlord and Tenant desire to extend and amend the Lease.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Definitions. All capitalized terms in this Fifth Amendment shall have the respective definitions as set forth in the Lease, except as otherwise expressly provided herein As used herein, the term “Material Default” shall mean a default by Tenant under the Lease, as amended by this Fifth Amendment, which remains uncured past any applicable notice or cure period provided in Article XIX of the Lease,
2.    Lease Extension.

a.
The Term with respect to the Fourth Expansion Space is extended for a period of thirty three (33) months beginning on August 1, 2010 and ending on April 30, 2013 (the “Fourth Expansion Extension Period”). This extension is subject to all the terms and conditions of the Lease (as hereby amended) except that

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during the Fourth Expansion Extension Period, the Base Rent with respect to the Fourth Expansion Space shall be as follows:

Period	Rentable Square Feet	Annual Base Rent per Rentable Square Foot	Base Year
August 1, 2010 – April 30, 2013	7,770	$24.25	2007

b.
The Term is hereby extended for a period of sixty (60) months beginning on May 1, 2013 and ending on April 30, 2018 (the “Extension Period”). This Extension is subject to all terms and conditions of the Lease (as hereby amended) except that during the Extension Period the Base Year and the Base Rent shall be as follows:

Period	Rentable Square Feet	Annual Base Rent per Rentable Square Foot	Base Year
May 1, 2013 – December 31, 2015	204,779	$26.75	2007
January 1, 2016 – April 30, 2018	204,779	$28.50	2007

Provided that no default by Tenant then exists, Tenant shall be entitled to an abatement of Base Rent for the months of February, March and April 2018 (the “Extension Base Rent Abatement Period”). If a Material Default exists at any time during the Extension Base Rent Abatement Period, all such abated Base Rent with respect to the Extension Base Rent Abatement Period shall become immediately due and payable. The payment of abated Base Rent in the event of a default shall not limit or affect any of Landlord’s other rights pursuant to the Lease or at law or in equity. During the Base Rent Abatement Period, only Base Rent shall be abated and all Additional Rent and other charges specified in the Lease shall continue to accrue.

c.
In connection with such extension, and provided no Material Default then exists, Landlord shall pay to Tenant an allowance in an amount not to exceed $10.00 per Rentable Square Foot of the Premises for reimbursement of Tenant’s out-of-pocket costs of improvements and refurbishments to the Premises made by Tenant in accordance with the terms of the Work Letter attached to the Lease as Exhibit D (the “Extension Allowance”). Such Extension Allowance shall be paid by Landlord to Tenant on or before the later of (i) May 1, 2013 or (ii) thirty (30) days after submission by Tenant of a complete request for such Extension Allowance in accordance with the procedures set forth in the Work Letter attached to the Lease as Exhibit D (provided that the amount of the above-stated Extension Allowance shall apply, rather than the amount of any Allowances stated in such Exhibit D). In no event shall the provisions of this Fifth Amendment in any way

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affect or reduce the Refurbishment Allowance payable by Landlord in accordance with Section 1(F) of the Work Letter attached to the Lease as Exhibit D.

d.
The extension specified in this Section 3 is in lieu of and shall replace the First Renewal Option in Paragraph IIA of Exhibit E to the Lease. Tenant shall retain only the Second Renewal Option in Exhibit E to the Lease, which, if properly exercised, shall commence on May 1, 2018.

3.    Fifth Expansion.

a.
Effective as of the Fifth Expansion Effective Date (as defined below), the Premises is increased by the addition of approximately 16,009 Rentable Square Feet on the 4th floor of the Building and approximately 8,239 Rentable Square Feet on the 3rd floor of the Building (together, the “Fifth Expansion Space”). From and after the Fifth Expansion Effective Date, the Premises shall include the Fifth Expansion Space.

b.
The Fifth Expansion Space is currently leased to and occupied by Houston TPA, Ltd., a Texas limited partnership (“TPA”), pursuant to that certain Lease Agreement dated as of March 2, 1990 by and between ZML-Northborough Tower Limited Partnership as landlord and Health Administration Services, Inc. as tenant (as the same has been amended and assigned, the “TPA Lease”). The Term for the Fifth Expansion Space shall commence on the day after the TPA Lease terminates and TPA vacates the Fifth Expansion Space (the “Fifth Expansion Effective Date”). Landlord currently expects (but does not warrant or represent) that the Fifth Expansion Effective Date will be on or before May 1, 2007.

c.	The Base Rent and Base Year for the Fifth Expansion Space shall be as follows:

Period	Rentable Square Feet	Annual Base Rent per Rentable Square Foot	Annual Base Rent	Monthly Base Rent	Base Year
Fifth Expansion Effective Date - July 31, 2010	24,248	$20.50	$497,084.00	$41,423.67	7,815 Rentable Square Feet in Suites 300, 350 and 390	2001
					16,433 Rentable Square Feet in the remainder of the Fifth Expansion Space	2000
August 1, 2010 - April 30, 2013	24,248	$24.25	$588,014.00	$49,001.17	2007

All such Base Rent stall be payable by Tenant in accordance with the Lease.

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d.
During the period from the Fifth Expansion Effective Date to and including July 31, 2010 (but, subject to Section 10 below, not thereafter), Tenant shall pay to Landlord as Parking Rental attributable to the Fifth Expansion Space the sum of $3,590.00 per month plus applicable taxes (which sum is comprised of $800.00 per month for 16 reserved parking spaces and $2,790.00 per month for 93 unreserved parking spaces), which sum shall be due and payable on the first day of each calendar month; provided however, that unless and until a Material Default occurs, the Parking Rental for such unreserved spaces in the amount of $2,790.00 per month plus applicable taxes shall be abated through July 31, 2010. Such sum shall in no way change or lessen the amount of Parking Rental payable by Tenant in connection with the remainder of the Premises.

e.
Storage Space. Effective as of the Fifth Expansion Space Effective Date, Landlord leases to Tenant and Tenant leases from Landlord approximately 491 square feet on the first floor of the Garage and known Storage Room No. 1 (the “Storage Space”) on the following terms and conditions (the “Storage Space Lease”):

(i)    the term of the Storage Space Lease shall be one year commencing on the Fifth Expansion Space Effective Date and thereafter on a month-to-month basis, provided that in no event shall such term extend beyond the expiration or earlier termination of the Lease (as amended by this Fifth Amendment);
(ii)    Tenant shall pay to Landlord as additional rent under the Lease for the Storage Space Lease the sum of $491.00 per month subject to increase by six percent (6%) effective each January 1 during the term of the Storage Space Lease. Such sum shall be due and payable on or before the first day of each calendar month during the term of the Storage Space Lease, concurrently with the payment of monthly installments of Annual Base Rent, provided that such Storage Space rent shall be prorated for any partial calendar month at the beginning or end of the term of the Storage Space Lease;
(iii)    The Storage Space shall be used only for the storage of non-perishable personal property normally used in Tenant’s office operations and for no other purpose whatsoever. In no event shall Tenant store any toxic or hazardous materials in the Storage Space;
(iv)    Landlord shall not be obligated to supply any heat, ventilation, air conditioning, water, janitorial service, cleaning or any other utility or service to the Storage Space. Tenant shall be responsible at its expense for any of the foregoing which it desires;
(v)    The provisions of the Lease applicable to Tenant’s maintenance, indemnification, hold harmless, insurance, holdover and surrender obligations, and waiver of claims provisions, shall apply as well to the Storage Space (for the duration

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of the Storage Space Lease), and for such purposes the Storage Space shall be considered part of the Premises;
(vi)    As of the Fifth Expansion Effective Date, Tenant accepts the Storage Space in its “AS IS” “WHERE IS” condition without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements thereto.

f.
Condition of the Fifth Expansion Space. Tenant has inspected the Fifth Expansion Space and agrees to accept the same in its “AS IS” “WHERE IS” condition without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be specifically provided in this Fifth Amendment. Tenant may perform improvements to the Fifth Expansion Space in accordance with the Expansion Work Letter attached hereto as Exhibit A and made a part hereof (the “Expansion Work Letter”), in which event Tenant shall be entitled to an Allowance in connection with such work as more fully described below and in said Expansion Work Letter. Provided that no Material Default by Tenant then exists, Landlord shall pay to Tenant within thirty (30) days after the later of (i) August 1, 2010 or (ii) the submission by Tenant of a complete request for such Allowance in accordance with the Expansion Work Letter, an Allowance in an amount not to exceed $5.00 per Rentable Square Foot of the Fifth Expansion Space for reimbursement of Tenant’s out-of-pocket costs of improvements and refurbishments to the Premises made by Tenant within one year after the Fifth Expansion Effective Date and in accordance with the terms of the Expansion Work Letter.

g.	Tenant’s Pro Rata Share. Tenant’s Pro Rata Share attributable to the Fifth Expansion Space shall be 11.7400%.

h.
Contingency. Landlord and Tenant acknowledge that the Fifth Expansion Space is currently occupied by TPA pursuant to the TPA Lease. This Section 3 of this Fifth Amendment and the lease of the Fifth Expansion Space by Landlord to Tenant is expressly contingent upon Landlord and TPA executing and delivering an agreement terminating the TPA Lease and TPA vacating the Fifth Expansion Space. Landlord shall use reasonable efforts to expedite the execution and delivery of such termination agreement and such vacating by TPA. Tenant’s rights to lease the Fifth Expansion Space pursuant to this Fifth Amendment are superior to any third party’s rights to lease such space (other than TPA under the TPA Lease).

4.    Sixth Expansion.

a.
Effective as of the Sixth Expansion Effective Date (as defined below), the Premises is increased by the addition of approximately 2,122 Rentable Square Feet on the 2nd floor of the Building (the “Sixth Expansion Space”). From and

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after the Sixth Expansion Effective Date, the Premises shall include the Sixth Expansion Space.

b.
The Sixth Expansion Space is currently leased to and occupied by Kelly Services, a Delaware corporation (“Kelly”). Kelly’s lease with Landlord will expire on January 31, 2007. The Term for the Sixth Expansion Space shall commence on the day after Kelly’s lease expires and Kelly vacates the Sixth Expansion Space (the “Sixth Expansion Effective Date”),

c.	The Base Rent and Base Year for the Sixth Expansion Space shall be as follows:

Period	Rentable Square Feet	Annual Base Rent per Rentable Square Foot	Annual Base Rent	Monthly Base Rent	Base Year
Sixth Expansion Effective Date – April 30, 2010	2,122	$22.25	$47,214.50	$3,934.54	2007
May 1, 2010 – April 30, 2013	2,122	$24.25	$51,458.50	$4,288.21	2007

All such Base Rent shall be payable by Tenant in accordance with the Lease. Provided no default by Tenant then exists, Tenant shall be entitled to an abatement of Base Rent regarding the Sixth Expansion Space for the first 60 days beginning on the Sixth Expansion Effective Date (the “Sixth Expansion Base Rent Abatement Period”). If a Material Default exists at any time during the Sixth Expansion Base Rent Abatement Period, all abated Base Rent with respect to the Sixth Expansion Rent Abatement Period shall become immediately due and payable. The payment of abated Base Rent in the event of a default shall not limit or affect any of Landlord’s other rights pursuant to the Lease or at law or in equity. During the Sixth Expansion Base Rent Abatement Period, only Base Rent applicable to the Sixth Expansion Space shall be abated and all other Base Rent and all Additional Rent and other charges specified in the Lease shall continue to accrue.

d.
Condition of the Sixth Expansion Space. Tenant has inspected the Sixth Expansion Space and agrees to accept the same in its “AS IS” “WHERE IS” condition without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be specifically provided in this Fifth Amendment. Tenant may perform improvements to the Sixth Expansion Space in accordance with the Expansion Work Letter, in which event Tenant shall be entitled to an Allowance in connection with such work as more fully described below and in the Expansion Work Letter. Provided that no Material Default by Tenant then exists, Landlord shall pay to Tenant within thirty (30) days after the later of (i) the Sixth Expansion Effective Date or (ii) the submission by Tenant of a request for

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such Allowance in accordance with the Expansion Work Letter, Landlord shall pay to Tenant an Allowance in an amount not to exceed $5.00 per Rentable Square Foot of the Sixth Expansion Space for reimbursement of Tenant’s out-of-pocket costs of improvements and refurbishments to the Premises made by Tenant in accordance with the terms of the Expansion Work Letter.

e.	Tenant’s Pro Rata Share. Tenant’s Pro Rata Share attributable to the Sixth Expansion Space shall be 1.0273%.

f.
Contingency. Landlord and Tenant acknowledge that the Sixth Expansion Space is currently occupied by Kelly pursuant to its lease. This Section 4 of this Fifth Amendment and the lease of the Sixth Expansion Space by Landlord to Tenant is expressly contingent upon Kelly’s lease expiring and Kelly vacating the Sixth Expansion Space. Landlord shall use reasonable efforts to expedite the vacating by Kelly of the Sixth Expansion Space upon the expiration of Kelly’s lease. Tenant’s rights to lease the Sixth Expansion Space pursuant to this Sixth Amendment are superior to any third party’s rights to lease such space (other than Kelly pursuant to Kelly’s existing lease with Landlord).

5.    Seventh Expansion.

a.
Effective as of the Seventh Expansion Effective Date (as defined below), the Premises is increased by the addition of approximately 8,497 Rentable Square Feet on the 10th floor of the Building (the “Seventh Expansion Space”). From and after the Seventh Expansion Effective Date, the Premises shall include the Seventh Expansion Space.

b.
The Seventh Expansion Space is currently leased to and occupied by Republic Insurance, a Delaware corporation (“Republic”). Republic’s lease with Landlord will expire on April 30, 2007. The Term for the Seventh Expansion Space shall commence on the day after Republic’s lease expires and Republic vacates the Seventh Expansion Space (the “Seventh Expansion Effective Date”).

c.	The Base Rent and Base Year for the Seventh Expansion Space shall be as follows:

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Period	Rentable Square Feet	Annual Base Rent per Rentable Square Foot	Annual Base Rent	Monthly Base Rent	Base Year
Seventh Expansion Effective Date – April 30, 2010	8,497	$22.25	$189,058.25	$15,754.85	2007
May 1, 2010 – April 30, 2013	8,497	$24.25	$206,052.25	$17,171.02	2007

All such Base Rent shall be payable by Tenant in accordance with the Lease. Provided no Material Default by Tenant then exists, Tenant shall be entitled to an abatement of Base Rent regarding the Seventh Expansion Space for the first 60 days beginning on the Seventh Expansion Effective Date (the “Seventh Expansion Base Rent Abatement Period”). If a Material Default exists at any time during the Seventh Expansion Base Rent Abatement Period, all abated Base Rent with respect to the Seventh Expansion Base Rent Abatement Period shall become immediately due and payable. The payment of abated Base Rent in the event of a default shall not limit or affect any of Landlord’s other rights pursuant to the Lease or at law or in equity. During the Seventh Expansion Base Rent Abatement Period, only Base Rent applicable to the Seventh Expansion Space shall be abated and all other Base Rent and all Additional Rent and other charges specified in the Lease shall continue to accrue.

d.
Condition of the Seventh Expansion Space. Tenant has inspected the Seventh Expansion Space and agrees to accept the same in its “AS IS” ‘“WHERE IS” condition without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be specifically provided in this Fifth Amendment. Tenant may perform improvements to the Seventh Expansion Space in accordance with the Expansion Work Letter, in which event Tenant shall be entitled to an Allowance in connection with such work as more fully described below and in the Expansion Work Letter. Provided that no Material Default by Tenant then exists, Landlord shall pay to Tenant within thirty (30) days after the later of (i) the Seventh Expansion Effective Date or (ii) the submission by Tenant of a complete request for such Allowance in accordance with the Expansion Work Letter, Landlord shall pay to Tenant an Allowance in an amount not to exceed $5.00 per Rentable Square Foot of the Seventh Expansion Space for reimbursement of Tenant’s out-of-pocket costs of improvements and refurbishments to the Premises made by Tenant in accordance with the terms of the Expansion Work Letter.

e.	Tenant’s Pro Rata Share. Tenant’s Pro Rata Share attributable to the Sixth Expansion Space shall be 4.1137%.

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f.
Contingency. Landlord and Tenant acknowledge that the Seventh Expansion Space is currently occupied by Republic pursuant to its lease. This Section 5 of this Fifth Amendment and the lease of the Seventh Expansion Space by Landlord to Tenant is expressly contingent upon Republic’s lease expiring and Republic vacating the Seventh Expansion Space. Landlord shall use reasonable efforts to expedite the vacating by Republic of the Sixth Expansion Space upon the expiration of Republic’s lease. Tenant’s rights to lease the Sixth Expansion Space pursuant to this Sixth Amendment are superior to any third party’s rights to lease such space (other than Republic pursuant to Republic’s existing lease with Landlord).

6.    Total Rentable Square Footage. Based on the foregoing, the total Rentable Square Footage and the Base Rent payable therefor are reflected in the chart below:

Period	Total Rentable Square footage	Base Rent per Rentable Square Foot
Applicable Expansion Effective Date – July 31, 2010	204,779 (after all Expansion Effective Dates)	162,142 (original Premises, Expansion Space, Second Expansion Space, Third Expansion Space)	$20.00
		32,018 (Fourth Expansion Space, Fifth Expansion Space)	$20.50
		10,619 (Sixth Expansion Space, Seventh Expansion Space)	$22.25
August 1, 2010 – April30, 2013	204,779	162,142 (original Premises, Expansion Space, Second Expansion Space, Third Expansion Space)	$20.00
		42,637 (Fourth Expansion Space, Fifth Expansion Space, Sixth Expansion Space, Seventh Expansion Space)	$24.25
May 1, 2013 – December 31, 2015	204,779	$26.75
January 1, 2016 – April 30, 2018	204,779	$28.50

7.    Building Name. Provided that Tenant then leases and occupies at least sixty percent (60%) of the Rentable Square Footage of the Building and no Material Default by Tenant then exists, Tenant shall have the right, by written notice of such election to Landlord, to require Landlord to change the name of the Building within ninety (90) days of the date of such notice to incorporate

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Tenant’s then-current corporate name (such as Noble Energy Tower); such new name shall be specified by Tenant in such notice, but shall be subject to the written approval of Landlord which shall not be unreasonably withheld. All signage and stationery charges, permitting fees and any other costs necessitated by such change shall be paid by Tenant within thirty (30) days of demand. If at any time thereafter Tenant ceases to lease and occupy at least sixty percent (60%) of the Rentable Square Footage of the Building, Tenant’s rights pursuant to this Section 7 shall terminate and Landlord may change or restore the name of the Building at Landlord’s option.
8.    Building Lobby. Landlord will work with Tenant to perform or cause to be performed an upgrade of the lobby and entrances of the Building (together, the “Lobby Improvements”) in substantial accordance with cost-effective plans and specifications approved by Landlord and Tenant (such approval not be unreasonably withheld, conditioned or delayed) prepared by Cooper-Ziegler, Gensler or another architect selected by Landlord and approved by Tenant (such approval not to he unreasonably withheld, conditioned or delayed). Landlord shall not be required to expend for such purposes more than $35,000.00 in total. Subject to the foregoing, Landlord shall cause the Lobby Improvements to be substantially completed on or before December 31, 2008; provided that such time for performance shall be extended for the number of days of any delay caused by the actions of Tenant, any Tenant Related Parties or any contractor of Tenant, and/or any delay caused by Force Majeure.
9.    Deli Operations. Landlord shall use reasonable efforts to replace the current deli tenant in the Building with a higher quality operation. Upon expiration of the current deli lease, Landlord will lease the space currently occupied as a deli to such replacement deli tenant, with the expansion of such space as necessary to accommodate additional seating to be accompanied by a sublease by Tenant to such replacement deli tenant. The replacement deli tenant is subject to Tenant’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Tenant hereby approves Café Caeli, Inc. as such replacement deli operator.
10.    Parking. Effective as of May 1, 2008 (i) the fifth sentence of paragraph 1A of Exhibit “E” to the Lease is hereby deleted and the first sentence of Paragraph 1A of Exhibit E to the Lease is hereby amended to read as follows: “During the Term of this Lease, Landlord shall make available to Tenant and Tenant shall have the right but not the obligation (except as hereinafter provided) to rent all of the parking spaces within the Building’s parking garage (the “Garage”) other than three (3) spaces provided to the Deli Operator but Tenant shall rent, and shall pay to Landlord parking rental in the amount of $37.25 per space (“Parking Rental”) with respect to, the greater of (a) the number of parking spaces in the Garage “used by Tenant or (b) three hundred seventy-five (375) spaces.” and (ii) other than such three (3) parking spaces provided to the Deli Operator, the use of the Garage shall be reserved solely for the benefit of Tenant. The second and fourth sentences of Paragraph 1A of Exhibit E are hereby deleted. Notwithstanding the foregoing, for as long as Tenant is paying when due the Parking Rental attributable to the Fifth Expansion Space pursuant to Section 3d. of this Fifth Amendment, such Parking Rental paid pursuant to such Section 3d. shall supercede Tenant’s Parking Rental obligations set forth in Paragraph 1A of Exhibit E to the Lease (as amended hereby) with respect to the number of parking spaces described in such Section 3d.

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11.    Miscellaneous.

a.
Brokers. Tenant warrants and represents to Landlord feat Tenant has not engaged any real estate broker and/or salesman other than Grubb & Ellis (“Tenant’s Broker”) in connection with the negotiation or execution of this Fifth Amendment and that, other than Tenant’s Broker and Transwestern Commercial Services (“Landlord’s Broker”), no broker or salesman has been involved in connection with this Fifth Amendment. A copy of the Registration and Commission Agreement between Landlord and Tenant’s Broker is attached hereto as Exhibit B and such agreement is incorporated herein as a provision of this Fifth Amendment. Tenant agrees to defend, indemnify and hold harmless Landlord and the Landlord Related Parties from and against any and all costs, expenses, attorneys’ fees or liability for any compensation, commission and charges claimed by any real estate broker and/or salesman (other than the Tenant’s Broker or Landlord’s Broker) due to acts of Tenant or Tenant’s representatives.

b.
In Section I.B of the Lease “207,908 square feet” is changed to “206,553 square feet”. Accordingly, after the last of the Fifth Expansion Space Effective Date, Sixth Expansion Space Effective Date and Seventh Expansion Space Effective Date, Tenant’s (total) Pro Rata Share will be 99.1411%.

c.	The following phrase is inserted after “for which Landlord is reimbursed by tenants” in Section IV.C.5 of the Lease: “(other than by payment of Expense Excess)”.

d.
The following is inserted after “assessments for special improvement districts and building improvement districts,” in Section IV.D of the Lease; “margins taxes attributable solely to the operation and ownership of the Properly and the Building”.

e.
Section XXXI.C is hereby amended to read in its entirety as follows: “LANDLORD AND TENANT HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY EVICTION OR FORCIBLE ENTRY AND DETAINER ACTION OR OTHER PROCEEDING BASED UPON, OR RELATED TO, THIS LEASE.”

f.	The word “such” is inserted between “and the effects of” and “handling of any Hazardous Materials” in Section VIID of Exhibit E to the Lease.

g.
Tenant further acknowledges that Tenant has no existing claims, defenses (personal or otherwise), or rights of set-off whatsoever with respect to the Lease and Tenant further acknowledges and represents that to its knowledge no event has occurred and no condition exists, which would constitute a Material Default by Landlord under the Lease, either with or without notice or lapse of time, or both.

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h.
This Fifth Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent Abatement, improvement allowance, leasehold improvements or other work to the Premises or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease unless specifically set forth in this Fifth Amendment. The Lease, as modified by this Fifth Amendment, contains the entire agreement between the parties. In addition, no agreement shall be effective to change, modify or terminate this Fifth Amendment or the Lease in whole or in part unless such is in writing and duly signed by the party against whom enforcement of such change, modification or termination is sought

i.
Each signatory of this Fifth Amendment represents hereby that he or she has the authority to execute and deliver this Fifth Amendment on behalf of the party for which such signatory is acting. This Fifth Amendment may be executed in multiple counterparts, all of which together shall constitute one instrument. Faxed signatures are acceptable.

j.
In the event of any conflict between the Lease and this Fifth Amendment, this Fifth Amendment shall control. The Lease, as amended hereby, is hereby ratified and affirmed, and shall continue in full force and effect.

k.
Submission of this Fifth Amendment by Landlord is not an offer to enter into this Fifth Amendment but rather as a solicitation for such an offer by Tenant. Landlord shall not be bound by this Fifth Amendment until both Tenant and Landlord have executed and delivered this Fifth Amendment.

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Executed as of the date first set forth above.

LANDLORD:

NORTHBOROUGH PARTNERS, LP, a Delaware limited partnership

By: Northborough Partners. GP, LLC, a Delaware limited liability company, its general partner

By: CDI Northborough, LP, a Delaware limited partnership, its managing member

By: CDI Northborough Partners, LLC, a Delaware limited liability company, its general partner

By: ATK, II, LLC, a Delaware limited liability company, its managing member

By:
Alan T. Kessler, Sole Member

TENANT: NOBLE ENERGY, INC., a Delaware corporation By: Chris Tong, Senior President

List of Exhibits:
Exhibit A –Expansion Work Letter
Exhibit B – Registration and Commission Agreement

EXHIBIT A
EXPANSION WORK LETTER
As used in this Work Letter, the “Premises” shall he deemed to mean the pre-existing Premises and the applicable Expansion Space, as defined in the attached Fifth Amendment

A.
Tenant, following the delivery of the applicable Expansion Space by Landlord, shall have the right to perform alterations and improvements in the Premises (the “Expansion Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Expansion Alterations in any portion of the Premises unless and until Tenant has complied with all of the terms and conditions of Article IX.C of the Lease (with the exception of the construction management fee paid to Landlord which Landlord agrees to waive unless such, service is provided as described below in paragraph B), including, without limitation, approval by Landlord of the final plans for the applicable Expansion Alterations and the contractors to be retained by Tenant to perform such Expansion Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design or create any liability on Landlord. If Landlord fails to approve, disapprove or request modifications to Tenant’s final plans for the applicable Expansion Alterations or any modifications thereto within five (5) business days after Landlord’s receipt of all information reasonably needed by Landlord to properly review such plans or modifications, then such plans or modifications, as applicable, shall be deemed approved by Landlord. Landlord’s approval of the contractors to perform the applicable Expansion Alterations shall not be unreasonably withheld. In addition to the approved contractors listed in Section 1(A) of the Work Letter attached to the Lease as Exhibit D, Landlord hereby also approves Byrd Construction. The parties agree that Landlord’s approval of a contractor not mentioned above to perform the Expansion Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than one hundred fifty percent (150%) of the total estimated cost of the applicable Expansion Alterations, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

B.
At Tenant’s request, Landlord will provide construction management services for a fee of 5% of the Expansion Alterations performed. In such an event, the Landlord shall enter into a direct contract for the applicable Expansion Alterations with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Expansion Alterations.

C.
Provided Tenant is not then in Material Default, Landlord agrees to contribute the following sums in reimbursement of the actual out-of-pocket cost of performing the Expansion Alterations (the “Expansion Allowance”):

Expansion Space	Allowance per Rentable Square Foot	Total Allowance
Fifth Expansion Space	$5.00	$121,240.00
Sixth Expansion Space	$5.00	$10,610.00
Seventh Expansion Space	$5.00	$42,485.00

Except as otherwise provided herein, the Expansion Allowance may only be used for the cost of preparing the initial space plan, design and construction documents and mechanical and electrical plans for the applicable Expansion Alterations and for costs of construction and installation in connection with the applicable Expansion Alterations. The Expansion Allowance shall be paid to Tenant or, if Landlord is the construction manager to the order of the general contractor that performed the applicable Expansion Alterations, within 30 days following receipt by Landlord of (1) receipted bills covering all labor and materials expended and used in the applicable Expansion Alterations; (2) a sworn contractor’s affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (3) full and final waivers of lien; (4) as-built plans of the applicable Expansion Alterations; and (5) the certification of Tenant and its architect that the applicable Expansion Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. The Expansion Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Expansion Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

D.
In no event shall any Expansion Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. If the cost of the applicable Expansion Alterations is less than the applicable Expansion Allowance, Tenant provided it is not then in default under the Lease, shall be entitled to apply up to $2.50 per rentable square foot of the applicable Expansion Space of such, unused Expansion Allowance (the “Cabling Allowance”) toward the cost of purchasing and installing telephone and computer cabling in the Expansion Space. All such costs, as evidenced by invoices for same, are referred to herein as the “Cabling Costs”. Landlord shall disburse the Cabling Allowance, or applicable portion thereof (not to exceed the actual Cabling Costs), to Tenant within thirty (30) days after the later to occur of (i) receipt of paid invoices from Tenant with respect to Tenant’s actual Cabling Costs, and (ii) completion of the applicable Expansion Alterations. If the applicable Expansion Allowance shall not be sufficient to complete the Expansion Alterations, Tenant shall pay the excess costs, plus any applicable state sales or use tax thereon. Any portion of the applicable Expansion Allowance which exceeds the cost of the applicable Expansion Alterations or is otherwise remaining after the first anniversary of the applicable Expansion Effective Date, shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.

E.
Tenant agrees to accept the Premises and each Expansion Space in its “AS IS” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the applicable Expansion Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises or any Expansion Space.

F.
This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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